Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Kingsoft Cloud Holdings Limited for the registration of ordinary shares and to the incorporation by reference therein of our report dated April 22, 2021, with respect to the consolidated financial statements of Kingsoft Cloud Holdings Limited, included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

October 12, 2021